EXHIBIT A

                       ASSIGNMENT OF INTEREST IN PROCEEDS

                              EVANS INC. SECURITIES




ASSIGNOR: CROWN HILL TRUSTS & CLEARVIEW INVESTMENTS, LTD

ASSIGNEE: NORM SIEGAL


         Assignor is the owner of the Property and in consideration of services performed by Assignee in connection with Assignor's acquisition of the Property, the receipt and sufficiency of which is hereby acknowledged, Assignor assigns to Assignee the interest herein described upon the term and conditions hereof.


SECTION 1 DEFINITIONS

         1.1 "Basis" shall mean all costs incurred by Assignor in connection with the acquisition of the Property, including but not limited to contracting costs, due diligence expenses, the purchase price, closing costs, fees and the like. The Basis shall be reduced by all amounts received by Assignor pursuant to Sections 2.1(e), 3.1(d) and 4.1(e) hereof and increased by all amounts paid by Assignor in connection with Assignor's ownership of the Property which are not paid out of Gross Proceeds, Gross Income From the Property or Financing Proceeds.

         1.2 "Draw" shall mean all amounts previously paid to Assignee by Assignor or Crown Oaks, Inc. as a draw against future profits.

         1.3 "Expenses of Ownership" shall mean all expenses incurred in connection with the ownership or holding of the Property.

         1.4  "Expenses  of  Sale"  shall  mean  reasonable   attorney's   fees,
reasonable commissions and all other reasonable closing costs incurred in connection with a Sale of the Property.

         1.5   "Financing   Proceeds"   shall  mean  (i)  all  proceeds  of  any
indebtedness secured by the Property and (ii) all proceeds of refinancing of a Loan (net of indebtedness repaid as a result of such refinancing).

         1.6 "Gross Proceeds" shall mean the total amount of consideration received in connection with any Sale.

         1.7 "Gross Income From the Property" shall mean all income of any kind or character derived from the ownership of the Property, including, but not limited to dividends, interest, stock dividends, and distributions of assets in liquidation.

         1.8 "Internet Play Basis" shall mean $240,000 plus accrued interest at the rate of ten percent (10%) from 11/1/98 less any amount credited against this amount from other transactions.

         1.9 "Loan" shall mean any loan to Assignor secured by a lien on the Property, together with any refinancing of same and any additional indebtedness incurred by Assignor and secured by the Property; so long as such Loan is for purposes of refinancing the Basis or for funds expended in connection with the Property.

         1.10 "Preferred Return" shall mean an amount equal to ten percent (10%) per annum on the unrecovered amount of the Basis outstanding from time to time. All unpaid Preferred Return shall cumulate, compounding annually until paid.

         1.11 "Property" shall mean all classes of stock, warrants, securities, assets, paper, or other evidences of indebtedness on Evans, Inc. that have been or will be purchased or otherwise acquired by any means including dividends.

         1.12 "Sale" shall mean the sale or conveyance of all or a portion of the Property or any interest therein in a good faith arm's length transaction to a party not affiliated with Assignor.


SECTION 2 SALE OF THE PROPERTY

         2.1 In the event of a Sale of the Property, or any part thereof, the Gross Proceeds shall be applied, when received, in the following order, and Assignee's rights hereunder shall remain in full force and effect as to any portion of the Property not sold:

          (a)  To pay the Expenses of Sale.

          (b) To pay any existing Loan (or, at Assignor's option so much thereof as required to obtain a release of the Property subject to the Sale).

          (c)  To pay any Expenses of Ownership.

          (d) To pay Assignor the amount of any accrued but unpaid Preferred Return.

          (e)  To pay Assignor an amount equal to the Basis then outstanding.

          (f) To pay Assignor an amount equal to the Internet Play Basis then outstanding.

         2.2 Assignor assigns to Assignee the following percentages of the Sales Proceeds remaining after payment of the items in Section 2.1 above:

          (a) Twenty percent (20%) until Assignor has received an internal rate of return equal to thirty percent (30%). Such internal rate of return computation shall not include any costs of the Internet Play Basis.

          (b) Thereafter, thirty-three percent (33%) until Assignor has received an internal rate of return equal to forty percent (40%). Such internal rate of return computation shall not include any costs of the Internet Play Basis.

          (c)  Thereafter, fifty percent (50%).

          (d) Assignor shall pay to Assignor out of any amounts received under 2.2(a), 2.2(b), and 2.2(c) any unreimbursed Draw amount.


SECTION 3 GROSS INCOME FROM THE PROPERTY

         3.1 Any Gross Income From the Property shall be applied, when received, but not less often than monthly, in the following order.

          (a)  To pay Expenses of Ownership.

          (b)  To prepay any Loan.

          (c) To pay Assignor the amount of any accrued but unpaid Preferred Return.

          (d)  To pay Assignor an amount equal to the Basis then outstanding.

          (e) To pay Assignor an amount equal to the Internet Play Basis then outstanding.

         3.2 Assignor assigns to Assignee the following percentages of the Gross Income From the Property remaining after payment of the items in Section 3.1 above:

          (a) Twenty percent (20%) until Assignor has received an internal rate of return equal to thirty percent (30%). Such internal rate of return computation shall not include any costs of the Internet Play Basis.

          (b) Thereafter, thirty-three percent (33%) until Assignor has received an internal rate of return equal to forty percent (40%). Such internal rate of return computation shall not include any costs of the Internet Play Basis.

          (c)  Thereafter, fifty percent (50%).

          (d) Assignor shall pay to Assignor out of any amounts received under 3.2(a), 3.2(b), and 3.2(c) any unreimbursed Draw amount.


SECTION 4 REFINANCING

         4.1 In the event of obtaining of any indebtedness secured by the Property or any refinancing of the Loan, the Financing Proceeds shall be applied as follows:

          (a)  To pay any expenses of such refinancing or new indebtedness.

          (b) To prepay any Loan (or such portion thereof as Assignor shall determine).

          (c)  To pay Expenses of Ownership.

          (e) To pay Assignor the amount of any accrued but unpaid Preferred Return.

          (f)  To pay Assignor an amount equal to the Basis then outstanding.

          (g) To pay Assignor an amount equal to the Internet Play Basis then outstanding.

         4.2 Assignor assigns to Assignee the following percentages of the Financing Proceeds remaining after payment of the items in Section 4.1 above:

          (a) Twenty percent (20%) until Assignor has received an internal rate of return equal to thirty percent (30%). Such internal rate of return computation shall not include any costs of the Internet Play Basis nor Draws.

          (b) Thereafter, thirty-three percent (33%) until Assignor has received an internal rate of return equal to forty percent (40%). Such internal rate of return computation shall not include any costs of the Internet Play Basis nor Draws.

          (c)  Thereafter, fifty percent (50%).

          (d) Assignor shall pay to Assignor out of any amounts received under 4.2(a), 4.2(b), and 4.2(c) any unreimbursed Draw amount.


SECTION 5 MISCELLANEOUS

         5.1 The term of this agreement and the Assignee's rights hereunder shall be for so long as Assignor owns the Property or any portion thereof or interest therein.

         5.2 To the extent that any Sale utilizes any seller financing, Assignor shall be deemed to have received Gross Proceeds only when payments are realized from any such seller financing.

         5.3 Assignor shall pay all Expenses of Ownership when due or prior to same becoming delinquent.

         5.4 Assignee's rights hereunder are limited solely to the right to receive Assignee's interest in Gross Proceeds, Financing Proceeds and Gross Income From the Property and in no event shall Assignee have any right to control any business decision applicable to the Property. Assignee shall have the right and responsibility for the day-to-day operations of the investment including dealing with Evans, Inc., brokers, dealers, agents and the Securities and Exchange Commission. Assignee shall not have the right to sell more than fifteen (15%) of the Property without the consent of the Assignor.

         5.5 Upon a Sale of the Property or any part thereof and upon compliance with Section 2 of this agreement, Assignee agrees to release the Property subject to the Sale from the provisions of this agreement and the memorandum and shall execute, acknowledge and deliver to Assignor a written release.

         5.6 Assignor has no personal or corporate obligation to pay to Assignee any management fee, assignment fee or commission but only to deliver to Assignee its interest in Gross Proceeds, Financing Proceeds and Gross Income From Operations in accordance with this agreement and same shall be Assignee's sole source of payment for its services.

         5.7 Assignor shall keep all proprietary ideas, methods and procedures of Assignee confidential (expect as such disclosure is required under federal or state securities laws) and shall not utilized them without the permission of Assignee for a period of five years.

         5.8 Assignee may assign or transfer his rights in this agreement to a related entity or related person.

         5.9 Assignee does not have, and nothing herein contained shall be construed to grant or to vest in Assignee title in or to the Property and Assignee shall have not obligation to pay any third party in connection with the property.

         5.9 Nothing contained in this agreement is intended, not shall it be construed, to create a partnership, joint venture or agency relationship between Assignor and Assignee or to render either Assignor or Assignee liable or responsible for the debts or obligations of the other and each party agrees to indemnify the other and hold the other harmless from any liability, damage, loss, cost or expense incurred in connection with any such debt or obligation. It is additionally agreed and acknowledged that Assignee is operating under this agreement as an independent contractor and is not an employee of Assignor for any purposes. Assignor acknowledges and accepts that Assignee is not a regulated nor registered investment advisor for state or federal purposes and that no liability under such regulations exists between Assignor and Assignee.

         5.10 THE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT.

         5.11 This agreement constitutes the complete and final expression of the agreement of the parties relating to the subject matter hereof and supersedes all previous contracts, agreements and understandings of the parties, either oral or written, relating to the subject matter hereof. This agreement cannot be modified or amended, nor may any of the terms be waived, except by an instrument in writing signed by the parties to this agreement.

         5.12 If any one or more of the provisions of this agreement or the applicability of any such provision to specific situation shall be held invalid or unenforceable, the validity and enforceability of all other provisions of this agreement shall not be affected thereby.

         5.13 If any action at law or in equity, including an action for declaratory judgment, is brought to enforce or interpret the provisions of this agreement, the prevailing party shall be entitled to recover court costs and attorney's fees from the other party, and such fees shall be in addition to any other relief awarded.

         5.14 If a dispute arises under this agreement, the parties agree to pursue the alternative dispute resolution ("ADR") procedure hereafter described prior to pursuing litigation, except litigation for the purpose of enforcing the ADR procedure or for the purpose of seeking an injunction or other extraordinary relief intended to prevent irreparable harm or preserve the status quo. In connection with any dispute the parties shall first engage in an negotiating meeting, the parties agree to submit the dispute to mediation conducted by a mutually acceptable mediator. If the parties cannot agree on a mediator within ten (10) days after the negotiating meeting, the dispute shall be submitted to the mediation section of the American Arbitration Association at its office in Dallas, Texas. Participation in the ADR procedure shall be by the parties themselves or a representative fully authorized to settle the dispute. The parties agree to engage in the ADR procedure in good faith, which shall mean the appearance at any participation in the ADR procedures described herein with honesty in fact by each of the parties. The parties agree to bear the cost of a mediator on an equal prorata basis.

         Executed effective the ______ day of ________, 1999.

                                                  ASSIGNOR:

                                                  CROWN HILL TRUSTS


                                                  -----------------------------
                                                  Virgil Pettigrew, Trustee


                                                  CLEARVIEW INVESTMENTS, LTD

                                                  By Clearview Equities, Inc.,
                                                     General Partner

                                                  -----------------------------
                                                  Ronald W. Black, V.P.


                                                  ASSIGNEE:

                                                  -----------------------------
                                                  Norm Siegal